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                                                                   Exhibit 10.39


                           DURA PHARMACEUTICALS, INC.
                  BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN


                                    ARTICLE I
                                     PURPOSE

         This Deferred Compensation Plan is designed to provide members of the Board of Directors at Dura Pharmaceuticals, Inc. (the "Company") who are not employees of the Company an opportunity to defer certain compensation received by them from the Company in accordance with the terms and conditions set forth herein. This Plan shall be effective January 1, 2000.

         In order for the Plan to accomplish its objective, it must meet certain requirements to insure that Eligible Directors are not taxed on their deferred compensation until paid. If the Plan is found not to comply with the requirements for income tax deferral, the Plan will be "unwound" and all deferred amounts will be paid to the Participants in accordance with their interests under the Plan. This will cause the recipients to lose the benefit of the deferral of taxable income and to recognize taxable income.

                                   ARTICLE II
                                   DEFINITIONS

         In this Plan, the following terms have the meanings indicated below:

         2.01 "ACCOUNT" means amounts credited to a Participant under Article III of the Plan, as adjusted for any earnings and losses thereon under Article IV of the Plan and distributions under Article VI of the Plan. To the extent it considers necessary or appropriate, the Committee or its delegate shall maintain a separate sub-account for each type of deferral under the Plan or shall otherwise provide a means for determining that portion of an Account attributable to each type.

         2.02 "BENEFICIARY" means the person or persons, natural or otherwise, designated in writing, to receive a Participant's vested Account if the Participant dies before distribution of his or her entire vested Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant's Beneficiary designation will be made in writing pursuant to such procedures as the Committee may establish and delivered to the Committee before the Participant's death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee will establish. If the Committee has not received a Participant's Beneficiary designation before the Participant's death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant's vested Account will be distributed to the Participant's estate.

         2.03 "BOARD" means the board of directors of Dura Pharmaceuticals, Inc.

         2.04 "CASH SUB-ACCOUNT" means amounts credited to a Participant's Account under Article III that shall earn interest in accordance with Article IV.


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         2.05 "COMPENSATION" means the annual retainer, board meeting fees, committee meeting fees and, if applicable, any other cash compensation received by a Participant from the Company during the Plan Year.

         2.06 "COMPENSATION DEFERRAL" means a Participant's deferral of all or any portion of his or her Compensation pursuant to Article III.

         2.07 "CESSATION OF SERVICE" means cessation of service as a non-employee Director of the Company, by reason other than death.

         2.08 "CODE" means the Internal Revenue Code of 1986, as amended.

         2.09 "COMMITTEE" means the Dura Pharmaceuticals, Inc. Board of Directors Deferred Compensation Plan Committee, as constituted from time to time. The Committee has full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee's full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.

         2.10 "COMPANY" means Dura Pharmaceuticals, Inc.

         2.11 "COMMON STOCK UNIT SUB-ACCOUNT" means amounts credited to a Participant's Account under Article III that are converted to units whose value tracks changes in the Fair Market Value of the common stock of Dura Pharmaceuticals, Inc.

         2.12 "ELIGIBLE DIRECTOR" means a non-employee Director of the Company.

         2.13 FAIR MARKET VALUE" means the closing market price per share of the Company's common stock as reported on the NASDAQ Stock Market on the preceding trading day.

         2.14 "PARTICIPANT" means a current or former Eligible Director who retains an Account.

         2.15 "PLAN" means this Dura Pharmaceuticals, Inc. Board of Directors Deferred Compensation Plan, as amended from time to time.

         2.16 "PLAN YEAR" means the calendar year, beginning with the calendar year 2000.

                                   ARTICLE III
                             COMPENSATION DEFERRALS

         3.01 COMPENSATION DEFERRALS.

              (a) ELECTIONS. In order to be eligible for Compensation Deferrals for a Plan Year, an Eligible Director must make an election to make Compensation Deferrals for such Plan Year. Such election generally must be made by an Eligible Director and received by the Company before the calendar year in which the Compensation is earned. However, if an individual first becomes an Eligible Director during a Plan Year, an Eligible Director may elect, within thirty (30) days after he or she is first notified that he or she is eligible to participate in the Plan, to elect Compensation Deferrals with respect to Compensation for services performed after the


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election during such Plan Year. Elections will remain in effect for one Plan
Year or, if the Committee so permits, all subsequent Plan Years during which the individual remains an Eligible Director. Such election may be revoked, but any revocation cannot be made effective before the first day of the Plan Year beginning after the date the revocation is filed.

              (b) LATE ELECTION. If an Eligible Director does not make a timely election for a Plan Year, no Compensation Deferrals will be made under the Plan on behalf of that Eligible Director with regard to that election for that Plan Year.

              (c) AMOUNT. An Eligible Director may elect to defer receipt of any whole percentage or whole dollar amount of his or her Compensation.

              (d) CREDITING. Compensation Deferrals will be credited to Eligible Directors' Accounts as of the last day of the calendar quarter in which such Compensation would otherwise have been paid.

                                   ARTICLE IV
                       EARNINGS ON COMPENSATION DEFERRALS

         4.01 EARNINGS METHODS. An Eligible Director must irrevocably elect at the time that he or she elects Compensation Deferrals whether those Compensation Deferrals will be credited to his or her Cash Sub-Account or Common Stock Unit Sub-Account. Amounts credited to either Sub-Account will remain in such Sub-Account until distributed to the Eligible Director or his or her Beneficiary pursuant to Article VI. No transfers will be made between Sub-Accounts.

         4.02 CASH SUB-ACCOUNT. Compensation Deferrals directed by a Participant to his or her Cash Sub-Account shall earn interest at the rate of prime plus one percent, compounded quarterly. The prime interest rate shall be determined as of the first day of each calendar quarter as quoted in the Wall Street Journal.

         4.03 COMMON STOCK UNIT SUB-ACCOUNT. Compensation Deferrals directed by a Participant to his or her Common Stock Unit Sub-Account shall be converted to units as of the effective date of each deferral. The number of units credited to the Common Stock Unit Sub-Account shall be determined by dividing the amount of the Compensation Deferral by the Fair Market Value of the Company's common stock as of the effective date of the deferral. The number of units credited to a Participant's Common Stock Sub-Account will change only by subsequent deferrals into or distributions from this Sub-Account. Units credited to a Participant's Common Stock Unit Sub-Account shall be converted to an equal number of shares of the Company's common stock upon distribution to the Participant in accordance with Article VI.

                                    ARTICLE V
                                     VESTING

         Each Participant shall at all times have a fully-vested and non-forfeitable right to his or her Account.


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                                   ARTICLE VI
                                  DISTRIBUTIONS

         6.01 DISTRIBUTION OF BENEFITS. Eligible Directors must elect the manner in which their Accounts will be paid out by following the procedures described below and by satisfying such additional requirements as the Committee may determine.

              (a) ELECTIONS. When an Eligible Director first confirms his or her initial participation in the Plan the Eligible Director must elect, in writing, which of the distribution options described below will govern payment of the Eligible Director's Account.

              (b) TIMING. A Participant may elect to have his or her Account distributed, based on the Participant's election under (a) above, within the 30 to 60 day period following one of the following distribution events: (i) the date of the Participant's Cessation of Service, (ii) the date of the Participant's death, (iii) the date, if any, specified by the Participant in his or her election or (iv) the earliest of any (i), (ii) or (iii) above elected by the Participant. Under option (iii) above, the date specified must be at least twelve (12) months from the date of initial election to defer and in no event later than the fifth (5th) anniversary of Participant's Cessation of Service.

              (c) FORM. A Participant's Account will be distributed, based on the Participant's election under (a) above, in one of the following forms: (i) a lump sum, (ii) a series of annual installments, not in excess of five (5) or
(iii) a distribution schedule specified by the Participant and approved by the Committee. The amount of each installment will be the amount, if any, specified by the Participant or the remaining balance of the Participant's Account divided by the number of installments remaining (including the installment to be made). Amounts credited to a Participant's Cash Sub-Account reflecting Compensation Deferrals (including earnings thereon) shall be distributed in cash. Units credited to a Participant's Common Stock Unit Sub-Account will be paid in registered shares of the Company's common stock. For purposes of distribution, each unit shall be equal to one share of common stock.

              (d) SUBSEQUENT ELECTIONS. A Participant may change a distribution election with respect to his or her Account by submitting the change to the Committee, in writing, at least twelve (12) months before the Participant was originally to receive such distribution. The subsequent election will be valid only if the distribution does in fact occur more than twelve (12) months after the date of such subsequent election.

              (e) DEFAULT. If, upon a Participant's Cessation of Service, the Committee does not have a proper distribution election on file for that Participant, that Participant's Account will be distributed to the Participant in one lump sum within the 30 to 60 day period after the Participant's Cessation of Service.

         6.02 DEATH. If a Participant dies with an amount in his or her Account, whether or not the Participant was receiving payouts from that Account at the time of his or her death, the Participant's Beneficiary will receive that Participant's Account, in accordance with the time and form of distribution set forth in (b) and (c) above.

         6.03 ACCELERATED DISTRIBUTIONS. Pursuant to the following restrictions, a Participant may accelerate the timing and form of distribution:


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              (a) HARDSHIP WITHDRAWAL. If a Participant has an immediate and heavy financial need and has no other resources reasonably available to meet this need, Participant may request a hardship withdrawal. An immediate and heavy financial means an unanticipated emergency caused by events beyond the control of the Participant that would result in a severe financial hardship to the Participant if withdrawal were not permitted. The total hardship withdrawal must be approved by the Committee, and shall be limited to the amount necessary to meet the financial need, and in no event may such amount exceed the Participant's Account.

              (b) FORFEITURE. Absent a demonstration of immediate and heavy financial need described above in paragraph (a), a Participant may elect to receive ninety percent (90%) of his or her entire Account in an early distribution at any time upon thirty (30) days written request, in which case the remaining ten percent (10%) of the Participant's entire Account shall be permanently forfeited. A Participant electing to receive a forfeiture distribution may not again participate in the Plan until the Plan Year that begins at least twelve (12) months following the end of the Plan Year in which such distribution occurred.

                                   ARTICLE VII
                        AMENDMENT OR TERMINATION OF PLAN

         7.01 AMENDMENT OF PLAN. The Company shall have the right to amend the Plan, at any time from time to time, in whole or in part. Any amendment must be made in writing; no oral amendment will be effective. No amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant's Beneficiary), adversely affect the Participant's or the Beneficiary's rights and obligations under the Plan with respect to amounts already credited to a Participant's Account. The Company shall notify each Participant in writing of any Plan amendment.

         7.02 TERMINATION. Although the Company has established this Plan with the intention and expectation to maintain the Plan indefinitely, the Company may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon Plan termination, all Compensation Deferrals shall cease. The Company shall retain each Participant's Compensation Deferrals (and earnings and losses thereon) until distribution of benefits commences under Article VI. Notwithstanding the foregoing, if the Plan is terminated, the Company retains the right to determine that all Accounts will be paid out as soon as practicable thereafter in single sum distributions.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.01 LIMITATION OF RIGHTS. Participation in this Plan does not give any individual the right to be retained in the service of the Company or of any related entity or to continue to serve as a member of the Board.

         8.02 CLAIMS PROCEDURE. If a Participant or Beneficiary ("Claimant") believes that he or she is entitled to a greater benefit under the Plan, the Claimant may submit a signed, written application to the Committee within 90 days of having been denied such a greater benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days of the date that the Committee receives the application. If the claim is denied, the notification will state specific reasons for the denial and the Claimant will have 60 days to file a signed, written request for a review of the denial with the Committee. This request will include the reasons for


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requesting a review, facts supporting the request and any other relevant comments. The Committee, operating pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will generally make a final, written determination of the Claimant's eligibility for benefits within 60 days of receipt of the request for review.

         8.03 INDEMNIFICATION. The Company will indemnify and hold harmless the Directors, the members of the Committee, and employees of the Company who may be deemed fiduciaries of the Plan, from and against any and all liabilities, claims, costs and expenses, including attorneys' fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Company shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section applies.

         8.04 ASSIGNMENT. To the fullest extent permitted by law, benefits under the Plan and rights thereto are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.

         8.05 INABILITY TO LOCATE RECIPIENT. If a benefit under the Plan remains unpaid for two years from the date it becomes payable, solely by reason of the inability of the Committee to locate the Participant or Beneficiary entitled to the payment, the benefit shall be treated as forfeited. Any amount forfeited in this manner shall be restored without interest upon presentation of an authenticated written claim by the person entitled to the benefit.

         8.06 APPLICABLE LAW. To the extent not governed by Federal law, the Plan is governed by the laws of the State of California. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

         8.07 NO FUNDING. The Plan constitutes a mere promise by the Company to make payments in the future in accordance with the terms of the Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company. Plan benefits will be paid from the general assets of the Company and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company. In all events, it is the intention of the Company and all Participants that the Plan be treated as unfunded for tax purposes.




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